SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549

                            FORM 8-K

                         CURRENT REPORT


            Pursuant to Section 13 or 15 (d) of the
                 Securities Exchange Act of 1934




Date of Report:                               November 22, 1995



                      Providence Energy Corporation
     (Exact name of registrant as specified in its charter)



Rhode Island                   0-9380         05-0389170
(State of incorporation      (Commission      (IRS Employer
  or organization)            File Number)    Identification No.)

100 Weybosset Street, Providence, Rhode Island         02903
(Address of principal executive offices)             (Zip Code)

Registrant's telephone number:    (401) 272-5040


                            N/A
(Former name or former address, if changed since last report)

Item 5.  Other events.

     Attached to this report as Exhibit A is a copy of a release issued November 21, 1995 by the Registrant with respect to the matters referred to therein.


Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

     Exhibit A - release.



                           SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              PROVIDENCE ENERGY CORPORATION


                              By /S/   Gary S. Gillheeney
                              Vice President, Financial and
                              Information Services, Treasurer,
                              and Assistant Secretary

Date:  November 22, 1995

CONTACTS:
Linda S. Lennox               Harry J. Bishop
Director of Investor RelationsDirector of Finance and
                         Revenue Requirements
(401) 272-5040, Ext. 2469     (401) 272-5040, Ext. 2254
(401) 885-2203 (Home)



FOR IMMEDIATE RELEASE


      PROVIDENCE ENERGY ANNOUNCES FISCAL YEAR 1995 EARNINGS


PROVIDENCE, RI, November 21, 1995:  Providence Energy Corporation
(AMEX-PVY) today reported earnings for the year ended September 30, 1995 of $1.09 per share of common stock, down 25 percent from fiscal year 1994. Net income was $6.1 million, compared to $8.1 million last year.

     The reason for the decline in earnings was extremely warm temperatures during the fiscal year, partially offset by reduced operation and maintenance expenses. In fact, 1995 was the second warmest heating season in 42 years, with temperatures averaging over 10 percent warmer than normal. The loss of heating load reduced 1995 earnings by about 45 cents per share, while the previous year's colder than normal temperatures increased earnings by approximately 13 cents per share.

     Vice President of Finance, Gary S. Gillheeney stated, "Through aggressive cost controls and a recent reorganization, the Company was able to reduce operating expenses by over $3 million from the previous year."


     As previously announced, Providence Gas Company, Providence Energy's largest subsidiary, received approval from the Rhode Island Public Utilities Commission on November 17, 1995, for a rate increase of $3.9 million. The new rates will take effect December 17, 1995. The order allowed the Company a
10.9 percent return on equity. As part of the decision, the Company will not recover previously deferred reorganization and other costs totaling approximately $1.7 million, net of tax. The impact of these one-time charges will be recorded in the first quarter of fiscal year 1996 and are likely to be offset by a one-time adjustment in the Company's method of accruing property tax expense, resulting in no expected material net impact on 1996 earnings.


     Providence Energy is the holding company and parent of Providence Gas Company, Rhode Island's largest natural gas distribution company, and North Attleboro Gas Company in nearby Massachusetts. Combined, the two utilities provide natural gas service to over 163,000 homes and businesses in Providence, Newport and 27 other cities and towns in Rhode Island and nearby Massachusetts.
                             -more-
PROVIDENCE ENERGY CORPORATION AND SUBSIDIARIES
SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION
FOR THE PERIODS ENDED SEPTEMBER 30
                                    THREE MONTHS
                              -----------------------
                                  1995         1994
                              -----------------------
                       (thousands, except per share amounts)

Operating revenues$  30,371   $ 33,731

Cost of gas sold                 16,729        19,220
                              ---------      --------
Operating margin                 13,642        14,511

Operating expenses               14,053        13,375
                              ---------      --------
Operating income (loss)            (411)        1,136

Nonutility income (loss),
  net                               220          (336)
                              ---------      --------
Income (loss) before
  interest expense                 (191)          800

Interest expense                  1,819         1,578
                              ---------      --------
Income (loss) after
  interest expense                   (2,010)     (778)

Preferred dividends of
  subsidiary                       (174)         (174)
                              ---------      --------
Net income (loss)                   $  (2,184)$   (952)
                              =========      ========
Net income (loss)
  per common share            $    (.39)     $   (.17)
                              =========      ========
Dividends paid per
  common share                $     .27      $    .27
                              =========      ========
Weighted average common
  shares outstanding            5,657.1       5,570.0
                                    =================

                             -more-







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PROVIDENCE ENERGY CORPORATION AND SUBSIDIARIES
SUMMARIZED CONSOLIDATED FINANCIAL INFORMATION
FOR THE PERIODS ENDED SEPTEMBER 30
                                  TWELVE MONTHS
                               ---------------------
                                  1995         1994
                               ---------------------
                       (thousands, except per share amounts)

Operating revenues                $183,992   $222,778

Cost of gas sold                100,944       135,104
                               --------      --------
Operating margin                 83,048        87,674

Operating expenses                   69,711    72,838
                               --------      --------
Operating income (loss)          13,337        14,836

Nonutility income (loss),
  net                               865           196
                               --------      --------
Income (loss) before
  interest expense               14,202        15,032

Interest expense                  7,379         6,247
                               --------      --------
Income (loss) after
  interest expense                6,823         8,785

Preferred dividends of
  subsidiary                       (696)         (696)
                               --------      --------
Net income (loss)                    $  6,127         $  8,089
                                     ========         ========

Net income (loss)
 per common share                    $   1.09$   1.46
                               ========      ========
Dividends paid per
  common share                    $  1.08    $   1.06
                               ========      ========
Weighted average common
  shares outstanding            5,624.2       5,534.1
                                     ================
                            -30-